The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, Amendment No. 1 dated March 7, 2012 to Preliminary Pricing Supplement dated February 29, 2012

PROSPECTUS dated November 21, 2011	Pricing Supplement No. 92 to
PROSPECTUS SUPPLEMENT dated November 21, 2011	Registration Statement No. 333-178081
Dated March , 2012
Rule 424(b)(2)
$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Currency-Linked Jump Securities due April    , 2013 Based on the Performance of a
Long Emerging Markets and Short Developed Markets Currency Basket
Long:  Brazilian real, Mexican peso, Indian rupee, Korean won, Turkish lira, Russian ruble, South African rand
Short: Euro, Japanese yen, United States dollar

Unlike ordinary debt securities, the Currency-Linked Jump Securities due April    , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket, which we refer to as the securities, do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the basket performance, which measures long exposure to seven emerging markets currencies (equally weighted among themselves with a total weighting of 100%) and short exposure to three developed markets currencies (equally weighted among themselves with an additional effective exposure of 100%), each relative to the U.S. dollar as determined on the valuation date.  The basket is composed of the Brazilian real, Mexican peso, Indian rupee, South Korean won, Turkish lira, Russian ruble and the South African rand, each of which we refer to as a long basket currency, and the euro, the Japanese yen and the U.S. dollar, each of which we refer to as a short basket currency, and collectively as the basket currencies.  Please see “—Summary of Pricing Supplement—The basket” on PS-4 for a detailed description of the long or short exposure to each basket currency. At maturity, if the basket performance is zero or positive, investors will receive the $1,000 stated principal amount plus the greater of (i) a fixed upside payment of $150 per security or (ii) a leveraged upside payment, which equals $1,000 times the basket performance times a leverage factor of 2, subject to a maximum payment at maturity of $1,500 per security.  If, however, at maturity, the basket performance is negative, the payment at maturity will be $1,000 times the sum of one plus the basket performance, which will be less than the $1,000 stated principal amount, and could be zero.  Accordingly, investors may lose their entire initial investment in the securities.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and issue price of each security is $1,000. We will not pay interest on the securities.
•
At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount per security based on the performance of the basket as a whole.  The basket performance may be positive or negative.

º
If the basket performance is zero or positive, you will receive for each $1,000 stated principal amount of security that you hold a payment at maturity equal to the $1,000 stated principal amount plus the greater of (i) the fixed upside payment of $150, for a return of 15% or (ii) the leveraged upside payment, subject to a maximum payment at maturity of $1,500 per security.

➢	The leveraged upside payment will equal $1,000 times the basket performance times 2, which we refer to as the leverage factor.
º
If the basket performance is negative, you will receive for each $1,000 stated principal amount of security that you hold a payment at maturity equal to (i) $1,000 times (ii) one plus the basket performance, which will be an amount less than the $1,000 stated principal amount, and could be zero.

•
The basket performance will equal the sum of the currency performance values of each of the basket currency, but no less than –100%.  The currency performance value of each basket currency equals the currency performance of such basket currency, as determined on April    , 2013, which we refer to as the valuation date, multiplied by a basket weighting of 14.2857% in the case of the long basket currencies and –33.3333% in the case of the short basket currencies. Thus each individual short basket currency is more heavily weighted than each individual long basket currency.

º
With respect to each basket currency other than the euro, the currency performance will be equal to: 1 – (final exchange rate / initial exchange rate). With respect to the euro, the currency performance will be equal to: 1 – (initial exchange rate / final exchange rate).

➢	The initial exchange rate for each basket currency will equal the exchange rate for such basket currency on the pricing date.
➢	The final exchange rate for each basket currency will equal the exchange rate for such basket currency on the valuation date.
º
The currency performance formula effectively limits the contribution of each long basket currency to 100% but does not limit the downside exposure to that basket currency.  The maximum payment per security at maturity is $1,500.

º
The total basket weighting in absolute terms is 200%, which amplifies the effect of the currency performances on the payment at maturity. Thus, the payment at maturity can be significantly affected if there is both an overall depreciation of the long basket currencies and an overall appreciation of the short basket currencies.

•	Investing in the securities is not equivalent to investing in or shorting the basket currencies.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617482SJ4 and the ISIN number for the securities is US617482SJ49.
You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-19.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

PRICE 100% PER SECURITY

	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to Issuer
Per securities	100%	1.75%	98.25%
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $995 per security.  Please see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-40 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 1.75% for each security they sell.  Please see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this preliminary pricing supplement for information about fees and commissions.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly-owned subsidiary.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the securities we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The return on the securities at maturity is based on the performance of a basket measuring long exposure to seven emerging markets currencies, the Brazilian real, Mexican peso, Indian rupee, South Korean won, Turkish lira, Russian ruble and the South African rand (equally weighted among themselves with a total weighting of 100%), and short exposure to three developed markets currencies (equally weighted among themselves with an additional effective exposure of 100%), the euro, the Japanese yen and the U.S. dollar with a total basket exposure in absolute terms of 200%.

Each security costs $1,000
We, Morgan Stanley, are offering Currency-Linked Jump Securities due April    , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket, which we refer to as the securities.  The stated principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not pay interest and do not guarantee the return of any of your principal
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity.  If the basket performance is less than zero, you will receive for each $1,000 stated principal amount of security that you hold a payment at maturity that will be less than the $1,000 stated principal amount in proportion to the negative basket performance, and which could be zero.

The basket
The securities provide investors with exposure to a basket which is long seven emerging markets currencies (equally weighted among themselves) and short three developed markets currencies (equally weighted among themselves).
The following table sets forth the basket currencies, the initial exchange rate, the reference source and the basket weighting for each basket currency.

Basket Currency	Initial Exchange Rate	Reference Source (Reuters / Bloomberg Page)	Basket Weighting
Brazilian real (“BRL”)		Reuters: BRFR (ask)	14.2857%
Mexican peso (“MXN”)		Bloomberg: WMCO1 (mid)	14.2857%
Indian rupee (“INR”)		Reuters: RBIB	14.2857%
South Korean won (“KRW”)		Reuters: KFTC18	14.2857%
Turkish lira (“TRY”)		Bloomberg: WMCO1 (mid)	14.2857%
Russian ruble (“RUB”)		Reuters: EMTA	14.2857%
South African rand (“ZAR”)		Bloomberg: WMCO1 (mid)	14.2857%
Euro (“EUR”)		Bloomberg: WMCO1 (mid)	–33.3333%
Japanese yen (“JPY”)		Bloomberg: WMCO1 (mid)	–33.3333%
U.S. dollar (“USD”)		N/A	–33.3333%

The value of each currency is measured by reference to the U.S. dollar. On the applicable reference sources, each basket currency is quoted in units of currency against the U.S. dollar, except for the euro, which is quoted in U.S. dollars per euro. The U.S. dollar rate against itself is always one. The U.S. dollar rate against itself is included in order for the net short exposure to the U.S. dollar to be -33.3333% as shown in the following table.

Long Basket Currency	Currency Long Exposure	U.S. Dollar Short Exposure	Short Basket Currency	Currency Short Exposure	U.S. Dollar Long Exposure
Brazilian real	14.2857%	-14.2857%	Euro	-33.3333%	33.3333%
Mexican peso	14.2857%	-14.2857%	Japanese yen	-33.3333%	33.3333%
Indian rupee	14.2857%	-14.2857%	U.S. dollar	-33.3333%	33.3333%
South Korean won	14.2857%	-14.2857%
Turkish lira	14.2857%	-14.2857%
Russian ruble	14.2857%	-14.2857%
South African rand	14.2857%	-14.2857%
Total U.S. dollar exposure:		-100% short exposure		-33.3333% short exposure	100% long exposure

As shown in the table above, each of the long basket currencies is long against such currency and short against the U.S. dollar, resulting in a total of -100% short exposure to the U.S. dollar. Each of the short basket currencies is short against such currency and long against the U.S. dollar, resulting in a total of 100% long exposure to the U.S. dollar, but also -33.3333% short exposure to the U.S. dollar. In total, there is -133.3333% short exposure and 100% long exposure to the U.S. dollar, resulting in an effective -33.3333% short exposure to the U.S. dollar.

Payment at maturity based on the basket performance
At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the basket performance.  The basket performance will equal the sum of the currency performance values of each of the basket currencies.  The payment at maturity will be determined as follows:

•  if the basket performance is zero or positive, investors will receive the $1,000 stated principal amount plus the greater of (i) the fixed upside payment and (ii) the leveraged upside payment, subject to a maximum payment at maturity of $1,500; where,

fixed upside payment =	$150 per security (15% of the stated principal amount)
leveraged upside payment =	$1,000 × basket performance × leverage factor
leverage factor =	2
and
basket performance =	the sum of the currency performance values of each basket currency, provided that the basket performance will not be less than –100%
and where,
currency performance value =	currency performance × basket weighting

currency performance =	with respect to each basket currency other than the euro: 1 – (final exchange rate / initial exchange rate)
with respect to the euro: 1 – (initial exchange rate / final exchange rate)
initial exchange rate =
the exchange rate for such basket currency on the pricing date. If the pricing date is not a currency business day with respect to any basket currency, the initial exchange rate with respect to such basket currency will be the exchange rate on the immediately preceding currency business day.

final exchange rate =
exchange rate for such basket currency on April    , 2013, which we refer to as the valuation date.  The scheduled valuation date may be adjusted in the event such day is not a currency business day.  See “Description of Securities—Valuation Date.”

exchange rate =
with respect to each basket currency other than the euro:
is expressed as the rate for conversion of units of such basket currency into one U.S. dollar; and
with respect to the euro:
is expressed as the rate for conversion of U.S. dollars into one euro;

in each case, as determined by reference to the applicable reference source(s).

basket weighting =	14.2857% in the case of a long basket currency
–33.3333% in the case of a short basket currency

• If the basket performance is less than zero, you will receive for each $1,000 stated principal amount of security that you hold a payment at maturity equal to: $1,000 × (1 + the basket performance)
Because the basket performance will be less than zero, this payment will be less than the $1,000 stated principal amount and could be zero.

The total basket weighting in absolute terms is 200%, which amplifies the effect of the currency performances on the payment at maturity. Thus, the payment at maturity can be significantly affected if there is both an overall depreciation of the long basket currencies and an overall appreciation of the short basket currencies.

The basket performance is the sum of the currency performance values of each of the basket currencies, each as determined on the valuation date.  The currency performance of each basket currency is measured against the U.S. dollar. At a time when one or more of the long basket currencies strengthens relative to the U.S. dollar, one or more of the other long basket currencies may weaken relative to the U.S. dollar or strengthen to a lesser extent.  Similarly, when one or more of the short basket currencies weakens relative to the U.S. dollar, one or more of the other short basket currencies may strengthen relative to the U.S. dollar or weaken to a lesser extent.  Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the long basket currencies or the weakening relative to the U.S. dollar of one or more of the short basket currencies may contribute less to the basket performance than the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other long basket currencies and the strengthening or lesser weakening relative to the U.S. dollar of one or more of the other short basket currencies.

On PS-11, we have provided a graph titled “Securities Payoff Diagram,” and beginning on PS-12 we have provided examples titled, “Hypothetical Payouts on the Securities at Maturity,” which illustrate the performance of the securities at maturity assuming a range of hypothetical basket performances.  The graph and examples does not show every situation that may occur.

You can review the graphs of the historical exchange rates of the basket currencies relative to the U.S. dollar in the period from January 1, 2007 through March 5, 2012, and a graph of the historical performance of the basket for the same period (assuming the stated basket weightings) in this pricing supplement under “Description of Securities—Historical Information” and “Description of Securities—Historical Graph.”  You cannot predict the future performance of the basket currencies or of the basket as a whole relative to the U.S. dollar, or whether the strengthening relative to the U.S. dollar of one or more of the long basket currencies and/or the weakening relative to the U.S. dollar of either the euro or the Japanese yen will be offset by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other long basket currencies and/or the strengthening or lesser weakening relative to the U.S. dollar of the other of the euro and the Japanese yen.  In addition, there can be no assurance that the basket performance will be positive so that you will not suffer a loss on your initial investment.

Investing in the securities is not equivalent to investing in or shorting the basket currencies.
The appreciation potential of the securities is limited	The payment per security at maturity will not be greater than the maximum payment at maturity of $1,500, regardless of the basket performance.
The basket performance of each long basket currency is limited by the formula for currency performance
The formula used to calculate the currency performance limits the maximum currency performance of each long basket currency to 100%, but does not provide for a downward limit. The weakening of one or more long basket currencies can offset even significant appreciation in other long basket currencies (or depreciation in short basket currencies) due to the effective cap on the currency performance of the long basket currencies. See “Hypothetical Payouts on the Securities at Maturity—Example 4” on PS-16.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Morgan Stanley Capital	We have appointed our affiliate, Morgan Stanley Capital Services LLC, which we refer to as

Services LLC will be the calculation agent
MSCS, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior securities.  As calculation agent, MSCS will determine the initial exchange rate and the final exchange rate for each basket currency, the currency performance values and the basket performance, and calculate the amount you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, MS & Co., our wholly-owned subsidiary, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-40.

Where you can find more information on the securities
The securities are senior securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011 and prospectus dated November 21, 2011.  We describe the basic features of this type of security in the sections of the prospectus supplement called “Description of Securities” and in the section of the prospectus called “Description of Securities.”

Because this is a summary, it does not contain all of the information that may be important to you.  For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in currency-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or call us at (800) 233-1087.

HOW DO CURRENCY EXCHANGE RATES WORK?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

•	The exchange rate for each of the basket currencies (except the euro) is expressed as the number of units of that currency per U.S. dollar.

o
As a result, a decrease in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 1.20 reflects a strengthening of the BRL, relative to the USD, as compared to an exchange rate of 1.70.

o
Conversely, an increase in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 1.80 reflects a weakening of the BRL relative to the USD, as compared to an exchange rate of 1.70.

•	The euro is expressed as the number of U.S. dollars per euro. The inverse of the movements described in the preceding two paragraphs applies to the appreciation and depreciation of the euro.

o
As a result, an increase in the exchange rate means that the euro has appreciated / strengthened relative to the U.S. dollar.  This means that it takes more U.S. dollars to purchase one (1) euro on the valuation date than it did on the pricing date.  An exchange rate of 1.68 reflects a strengthening of the EUR, relative to the USD, as compared to an exchange rate of 1.34.

o
Conversely, a decrease in the exchange rate means that the euro has depreciated / weakened relative to the U.S. dollar.  This means that it takes fewer U.S. dollars to purchase one (1) euro on the valuation date than it did on the pricing date.  An exchange rate of 0.77 reflects a weakening of the EUR relative to the USD, as compared to an exchange rate of 1.34.

HOW DOES THE CURRENCY PERFORMANCE FORMULA WORK?

The currency performance formula used to calculate the payment at maturity for the securities effectively limits the contribution of each long basket currency to 100% but does not limit the downside exposure to that basket currency.

•	In the example below, the Brazilian real strengthens from the initial exchange rate of 1.70 to the final exchange rate of 1.53, resulting in the currency performance of 1 – (1.53 / 1.70) = 10%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (#BRL / 1 USD)
1.70	1.53

•	In the example below, the Brazilian real weakens from the initial exchange rate of 1.70 to the final exchange rate of 2.55, resulting in the currency performance of 1 – (2.55 / 1.70) = –50%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (#BRL / 1 USD)
1.70	2.55

•
In the example below, the Brazilian real strengthens to the fullest extent possible from the initial exchange rate of 1.70 to the final exchange rate of 0.001 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in the currency performance of 1 – (0.001 / 1.70) = approximately 99.99%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (#BRL / 1 USD)
1.70	0.001

This example illustrates that, because the currency performance is calculated by subtracting the fraction equal to the final exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance for each long basket currency will be no greater than 100%.  However, any possible decline in the long basket currencies is not so limited as shown in the example below.

•
In the example below, the Brazilian real is seriously devalued and weakens from the initial exchange rate of 1.70 to the final exchange rate of 10.2, resulting in the currency performance of  1 – (10.2 / 1.70) = –500%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (#BRL / 1 USD)
1.70	10.2

Because the currency performance is calculated in the manner described above, there is no limit on the negative performance of any long basket currency.  Consequently, even if six of the long basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe depreciation of the seventh long basket currency (or by appreciation of the short basket securities) so that you could lose your entire initial investment in the securities.

Actual initial exchange rates and final exchange rates will vary from those used in the examples above.

SECURITIES PAYOFF DIAGRAM

The payoff diagram below further illustrates the payout on the securities at maturity for a range of hypothetical basket performances.  The diagram is based on the following terms:

• Stated principal amount:	$1,000
• Fixed upside payment:	$150 (15% of the stated principal amount)
• Maximum payment at maturity:	$1,500

Securities Payoff Diagram

How it works

•
If the basket performance is zero or positive, the investor would receive $1,000 plus the greater of (i) the fixed upside payment or (ii) the leveraged upside payment, which equals $1,000 times the basket performance times the leverage factor, subject to a maximum payment at maturity of $1,500.  Under the terms of the securities, an investor would receive a payment at maturity of $1,150 per security if the basket performance is no more than 7.5%, and would receive $1,000 plus an amount that represents 2 to 1 participation in the basket performance if the basket performance is more than 7.5%, subject to the maximum payment at maturity.

o	If the basket performance were 60%, the investor would receive $1,500.

o	If the basket performance were 10%, the investor would receive $1,200.

o	If the basket performance were 0%, the investor would receive $1,150.

•	If the basket performance is negative, the investor would receive less than the $1,000 stated principal amount by an amount proportionate to the negative basket performance.

o	If the basket performance were –10%, the investor would receive $900.

o	If the basket performance were –60%, the investor would receive $400.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

Below are five examples of how to calculate the basket performance and the payment at maturity based on the hypothetical exchange rates in the respective tables below.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

The exchange rates for each of the basket currencies (except the euro) are expressed as the number of units of the applicable basket currency per U.S. dollar.  For each basket currency (except the euro), a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.  The exchange rates for the euro is expressed as the number of U.S. dollars per euro.  For the euro, an increase in the exchange rate means that the euro has appreciated/strengthened relative to the U.S. dollar and a decrease in the exchange rate means that the euro has depreciated/weakened relative to the U.S. dollar.

Because of the different expression of exchange rate as described above, the currency performance for each basket currency other than the euro is equal to (1 – final exchange rate / initial exchange rate), whereas the currency performance for euro is equal to (1 – initial exchange rate / final exchange rate).

The examples below reflect the fixed upside payment of $150, the leverage factor of 2 and the maximum payment at maturity of $1,500.  The numbers appearing in the examples below have been rounded for ease of analysis.

Example 1:  The basket performance is positive.

Basket Currency	Basket weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	14.2857%	1.70	1.63	4%
MXN	14.2857%	12.85	12.46	3%
INR	14.2857%	49.00	47.04	4%
KRW	14.2857%	1,125.00	1,113.75	1%
TRY	14.2857%	1.75	1.72	2%
RUB	14.2857%	29.20	28.62	2%
ZAR	14.2857%	7.60	7.37	3%
EUR	-33.3333%	1.34	1.31	-2%
JPY	-33.3333%	80.00	77.60	3%
USD	-33.3333%	1	1	0%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) basket weighting

[1 – (Final BRL exchange rate / Initial BRL exchange rate)]  ×  14.2857%, plus

[1 – (Final MXN exchange rate / Initial MXN exchange rate)]  ×  14.2857%, plus

[1 – (Final INR exchange rate / Initial INR exchange rate)]  ×  14.2857%, plus

[1 – (Final KRW exchange rate / Initial KRW exchange rate)]  ×  14.2857%, plus

[1 – (Final TRY exchange rate / Initial TRY exchange rate)]  ×  14.2857%, plus

[1 – (Final RUB exchange rate / Initial RUB exchange rate)]  ×  14.2857%, plus

[1 – (Final ZAR exchange rate / Initial ZAR exchange rate)]  ×  14.2857%, plus

[1 – (Initial EUR exchange rate / Final EUR exchange rate)]  ×  –33.3333% plus

[1 – (Final JPY exchange rate / Initial JPY exchange rate)]  ×  –33.3333%, plus

[1 – (Final USD exchange rate / Initial USD exchange rate)]  ×  –33.3333%

So, using the hypothetical exchange rates above:

[1 – (1.63 / 1.70)] × 14.2857% = 0.5714%, plus
[1 – (12.46 / 12.85)] ×14.2857% = 0.4286%, plus
[1 – (47.04 / 49.00)] ×14.2857% = 0.5714%, plus
[1 – (1,113.75 / 1,125.00)] ×14.2857% = 0.1429%, plus
[1 – (1.72 / 1.75)] × 14.2857% = 0.2857%, plus
[1 – (28.62 / 29.20)] ×14.2857% = 0.2857%, plus
[1 – (7.37 / 7.60)] × 14.2857% = 0.4286%, plus
[1 – (1.34 / 1.31)] × –33.3333% = 0.6667%, plus
[1 – (77.60 / 80.00)] × –33.3333% = -1.0000%, plus
[1 – (1 / 1)] × –33.3333% = 0.0000%

Basket performance	=	2.38%
Fixed upside payment	=	$150
Payment at maturity	=	$1,000 + greater of (a) the fixed upside payment and (b) $1,000 × basket performance × leverage factor, subject to the maximum payment at maturity of $1,500
	=	$1,000 + greater of (a) $150 and (b) $1,000 × 2.38% × 2, subject to the maximum payment at maturity of $1,500
	=	$1,000 + $150
	=	$1,150

Because the basket performance is greater than zero, investors will receive $1,000 plus the greater of the fixed upside payment and the leveraged upside payment.  Because the basket performance is less than 7.5%, the fixed upside payment is greater than the leveraged upside payment. Investors will receive $1,000 plus the fixed upside payment and the total payment at maturity per security will be $1,150.

Example 2:  The basket performance is positive.

Basket Currency	Basket weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	14.2857%	1.70	1.53	10%
MXN	14.2857%	12.85	11.57	10%
INR	14.2857%	49.00	44.10	10%
KRW	14.2857%	1,125.00	1,012.50	10%
TRY	14.2857%	1.75	1.58	10%
RUB	14.2857%	29.20	26.28	10%
ZAR	14.2857%	7.60	6.84	10%
EUR	-33.3333%	1.34	1.17	-15%
JPY	-33.3333%	80.00	92.00	-15%
USD	-33.3333%	1	1	0%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) basket weighting

[1 – (1.53 / 1.70)] × 14.2857% = 1.4286%, plus
[1 – (11.57 / 12.85)] ×14.2857% = 1.4286%, plus
[1 – (44.10 / 49.00)] ×14.2857% = 1.4286%, plus
[1 – (1,012.50 / 1,125.00)] ×14.2857% = 1.4286%, plus
[1 – (1.58 / 1.75)] × 14.2857% = 1.4286%, plus
[1 – (26.28 / 29.20)] ×14.2857% = 1.4286%, plus
[1 – (6.84 / 7.60)] × 14.2857% = 1.4286%, plus
[1 – (1.34 / 1.17)] × –33.3333% = 5.0000%, plus
[1 – (92.00 / 80.00)] × –33.3333% = 5.0000%, plus
[1 – (1 / 1)] × –33.3333% = 0.0000%

Basket performance	=	20%
Fixed upside payment	=	$150
Payment at maturity	=	$1,000 + greater of (a) the fixed upside payment and (b) $1,000 × basket performance × leverage factor, subject to the maximum payment at maturity of $1,500
	=	$1,000 + greater of (a) $150 and (b) $1,000 × 20% × 2, subject to the maximum payment at maturity of $1,500
	=	$1,000 + $400
	=	$1,400

Because the basket performance is greater than zero, investors will receive $1,000 plus the greater of the fixed upside payment and the leveraged upside payment. Because the basket performance is greater than 7.5%, the fixed upside payment is less than the leveraged upside payment.  Investors will receive $1,000 plus the leveraged upside payment and the total payment at maturity per security will be $1,400.

Because the absolute values of the basket weightings add to 200%, the payment at maturity can be severely affected (for either an enhanced loss or an enhanced gain) if the long basket currencies and short basket currencies move in opposite directions. In this example, although the long basket currencies appreciated 10% each, and the short basket currencies depreciated an average of 10%, the basket performance is 20%.

Example 3:  The basket performance is significantly greater than zero.

Basket Currency	Basket weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	14.2857%	1.70	0.85	50%
MXN	14.2857%	12.85	6.43	50%
INR	14.2857%	49.00	24.50	50%
KRW	14.2857%	1,125.00	562.50	50%
TRY	14.2857%	1.75	0.88	50%
RUB	14.2857%	29.20	14.60	50%
ZAR	14.2857%	7.60	3.80	50%
EUR	-33.3333%	1.34	0.77	-75%
JPY	-33.3333%	80.00	140.00	-75%
USD	-33.3333%	1	1	0%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) basket weighting

[1 – (0.85 / 1.70)] × 14.2857% = 7.1429%, plus
[1 – (6.43 / 12.85)] ×14.2857% = 7.1429%, plus
[1 – (24.50 / 49.00)] ×14.2857% = 7.1429%, plus
[1 – (562.50 / 1,125.00)] ×14.2857% = 7.1429%, plus
[1 – (0.88 / 1.75)] × 14.2857% = 7.1429%, plus
[1 – (14.60 / 29.20)] ×14.2857% = 7.1429%, plus
[1 – (3.80 / 7.60)] × 14.2857% = 7.1429%, plus
[1 – (1.34 / 0.77)] × –33.3333% = 25.0000%, plus
[1 – (140.00 / 80.00)] × –33.3333% = 25.0000%, plus
[1 – (1 / 1)] × –33.3333% = 0.0000%

Basket performance	=	100%
Fixed upside payment	=	$150
Payment at maturity	=	$1,000 + greater of (a) the fixed upside payment and (b) $1,000 × basket performance × leverage factor, subject to the maximum payment at maturity of $1,500
	=	$1,000 + greater of (a) $150 and (b) $1,000 × 100% × 2, subject to the maximum payment at maturity of $1,500
	=	$1,500

Because the basket performance is greater than 25%, the maximum payment at maturity limits what investors will receive to $1,500 per security.

Example 4:  The basket performance is negative.

Basket Currency	Basket weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	14.2857%	1.70	2.38	-40%
MXN	14.2857%	12.85	11.57	10%
INR	14.2857%	49.00	63.70	-30%
KRW	14.2857%	1,125.00	1,012.50	10%
TRY	14.2857%	1.75	2.28	-30%
RUB	14.2857%	29.20	23.36	20%
ZAR	14.2857%	7.60	8.36	-10%
EUR	-33.3333%	1.34	1.68	20%
JPY	-33.3333%	80.00	72.00	10%
USD	-33.3333%	1	1	0%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) basket weighting

[1 – (2.38 / 1.70)] × 14.2857% = -5.7143%, plus
[1 – (11.57 / 12.85)] ×14.2857% = 1.4286%, plus
[1 – (63.70 / 49.00)] ×14.2857% = -4.2857%, plus
[1 – (1,012.50 / 1,125.50)] ×14.2857% = 1.4286%, plus
[1 – (2.28 / 1.75)] × 14.2857% = -4.2857%, plus
[1 – (23.36 / 29.20)] ×14.2857% = 2.8571%, plus
[1 – (8.36 / 7.60)] × 14.2857% = -1.4286%, plus
[1 – (1.34 / 1.68)] × –33.3333% = -6.6667%, plus
[1 – (72.00 / 80.00)] × –33.3333% = -3.3333%, plus
[1 – (1 / 1)] × –33.3333% = 0.0000%

Basket performance	=	-20%
Payment at maturity	=	$1,000 × (1 + basket performance)
	=	$1,000 × 80%
	=	$800

In this example, the appreciation of the Russian ruble and the lesser appreciation of the Mexican peso and the South Korean won contributes less to the basket performance than the depreciation of the Brazilian real, the Indian rupee, the Turkish lira and the South African rand and the appreciation of the euro and the Japanese yen. Because the basket performance is negative, the investor will receive an amount that is less than the $1,000 stated principal amount by an amount proportionate to the negative basket performance.

Example 5:  The basket performance is negative.

Basket Currency	Basket weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	14.2857%	1.70	1.67	1.7647%
MXN	14.2857%	12.85	12.59	2.0233%
INR	14.2857%	49.00	48.02	2.0000%
KRW	14.2857%	1,125.00	1,102.50	2.0000%
TRY	14.2857%	1.75	1.72	1.7143%
RUB	14.2857%	29.20	28.62	1.9863%
ZAR	14.2857%	7.60	7.45	1.9737%
EUR	-33.3333%	1.34	1.30	-3.1038%
JPY	-33.3333%	80.00	72.00	10.0000%
USD	-33.3333%	1	1	0.0000%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) basket weighting

[1 – (1.67 / 1.70)] × 14.2857% = 0.2521%, plus
[1 – (12.59 / 12.85)] ×14.2857% = 0.2890%, plus
[1 – (48.02 / 49.00)] ×14.2857% = 0.2857%, plus
[1 – (1,102.50 / 1,125.50)] ×14.2857% = 0.2857%, plus
[1 – (1.72 / 1.75)] × 14.2857% = 0.2449%, plus
[1 – (28.62 / 29.20)] ×14.2857% = 0.2838%, plus
[1 – (7.45 / 7.60)] × 14.2857% = 0.2820%, plus
[1 – (1.34 / 1.3)] × –33.3333% = 1.0346%, plus
[1 – (72.00 / 80.00)] × –33.3333% = -3.3333%, plus
[1 – (1 / 1)] × –33.3333% = 0.0000%

Basket performance	=	-0.38%
Payment at maturity	=	$1,000 × (1 + basket performance)
	=	$1,000 × 99.62%
	=	$996.2

In this example, all seven long basket currencies appreciate against the U.S. dollar and the euro depreciates against the U.S. dollar.  However, the appreciation of the long basket currencies and the depreciation of the euro are offset by the greater appreciation of the Japanese yen against the U.S. dollar. As a result, the basket performance is negative and the investor will receive an amount that is less than the $1,000 stated principal amount by an amount proportionate to the negative basket performance.

The basket performance may be less than 0% even though one or more long basket currencies have strengthened relative to the U.S. dollar (or one or more of the short basket currencies have weakened relative to the U.S. dollar) over the term of the securities, as this strengthening (or weakening) may contribute less to the basket performance than the weakening relative to the U.S. dollar of one or more of the other long basket currencies or the strengthening of one or more of the short basket currencies.

Please review the graph of the historical exchange rates of each of the basket currencies against the U.S. dollar (other than the U.S. dollar, of which the exchange rate against itself is always one) for the period from January 1, 2007 through March 5, 2012.  Please also review the graph of the historical performance of the basket for the same period in this pricing supplement under “Description of Securities—Historical Information” and “Description of Securities —Historical Graph,” which illustrates the effect of the offset and/or correlation among the basket currencies during such period.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening relative to the U.S. dollar of one or more of the long basket currencies and/or the weakening relative to the U.S. dollar of either the euro or the Japanese yen will be offset by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other long basket currencies and/or the strengthening or lesser weakening relative to the U.S. dollar of the other of the euro and the Japanese yen.  In addition, there can be no assurance that the basket performance will be positive so that you will not suffer a loss on your initial investment.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return any principal at maturity.  This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee return of any principal
The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of any principal at maturity.  Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the basket performance.  If the basket as a whole has depreciated, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the negative basket performance, and you will some or all of your investment. You could lose your entire investment.

The appreciation potential is limited	The appreciation potential of the securities is limited to the maximum payment amount of $1,500 per security even if the basket performance is greater than 25%.

The basket performance can have a compounded effect by the short basket currencies and the long basket currencies
The total basket weighting in absolute terms is 200%, which amplifies the effect of the currency performances on the payment at maturity. Thus, the payment at maturity can be significantly affected if there is both an overall depreciation of the long basket currencies and an overall appreciation of the short basket currencies.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

Investors have a net short exposure to the U.S. dollar
Although the exchange rate of the U.S. dollar is measured against itself, because each of the long basket currencies is also short against the U.S. dollar and each of the euro and the Japanese yen is also long against the U.S. dollar, there is an effective   -33.3333% short exposure to the U.S. dollar of the basket. Please see “Summary of Pricing Supplement – The basket” beginning on PS-4 for a detailed explanation.

Changes in the exchange rates of one or more of the basket currencies may offset each other
Exchange rate movements in the basket currencies may not correlate with each other.  At a time when one or more of the long basket currencies strengthens relative to the U.S. dollar, one or more of the other long basket currencies may weaken relative to the U.S. dollar or strengthen to a lesser extent.  Similarly, when either of the euro or Japanese yen weakens relative to the U.S. dollar, the other may strengthen relative to the U.S. dollar or weaken to a lesser extent.  Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the long basket currencies and/or the weakening relative to the U.S. dollar of either the euro or the Japanese yen may contribute less to the basket performance than the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other long basket currencies and/or the strengthening or lesser weakening relative to the U.S. dollar of the other of the euro and the Japanese yen.

Moreover, due to the specific formula used to calculate the currency performance for each basket currency, the maximum possible currency performance for any long basket currency will be no greater than 100% while there is no comparable limit on the negative performance of a long basket currency.

You cannot predict the future performance of any of the basket currencies or of the basket as a whole based on historical performance, or whether the strengthening relative to the U.S. dollar of one or more of the long basket currencies and the weakening relative to the U.S. dollar of either the euro or the Japanese yen will be offset by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other long basket currencies and/or the strengthening or lesser weakening relative to the U.S. dollar of the other of the euro and the Japanese yen.  In addition, there can be no assurance that the basket performance will be positive so that you will not suffer a loss on your initial investment.  If the basket performance is negative, you will receive at maturity an amount that is less than the stated principal amount of $1,000 and may be zero. See “Hypothetical Payouts on the Securities at Maturity—Example 4” on PS-16.

The securities are subject to currency exchange risk
Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the securities.  The exchange rates between the basket currencies and the U.S. dollar are volatile and are the result of numerous factors specific to the relevant countries and the United States including the supply of, and the demand for, those basket currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the United States.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.  The weakening of any of the long basket currencies relative to the U.S. dollar and the strengthening of any of the short basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the securities and the return on an investment in the securities.

Consisting exclusively of long emerging markets currencies and short developed markets currencies, the basket is subject to an increased risk of significant adverse fluctuations
The securities are linked to the performance of a basket which is exclusively long emerging markets currencies and short developed markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of currencies of less developed and less stable economies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the securities.  For special risks related to the long basket currencies, please see the following descriptions:

Brazilian real

The exchange rate between the Brazilian real and the U.S. dollar is primarily affected by the supply and demand for the relevant currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions.  The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil.  From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the real relative to the U.S. dollar. In 1999, the Brazilian real suffered a currency crisis with significant devaluation. Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the Brazilian real for U.S. dollars as well as to regulate the flow of the Brazilian real into and out of the country.

Since then, the exchange rate has fluctuated considerably.  In 2009, the Brazilian real depreciated sharply against the U.S. dollar but has since recovered somewhat.  The Brazilian real is not freely convertible into foreign currencies.  While there have been some initial steps taken in the last few years to move towards a more free convertibility, the Central Bank of Brazil still requires the registration of all trades on its system (Sisbacen) among other restrictions.  In addition, the Central Bank of Brazil has been known to conduct regular interventions to smooth volatility.  Factors that might affect the likelihood of the government’s imposing exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, economic conditions in Brazil’s major export markets, changes in international prices of commodities, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

Mexican peso

The exchange rate between the Mexican peso and the U.S. dollar is primarily affected by the supply and demand for the relevant currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Mexico or elsewhere, and by macroeconomic factors and speculative actions.  Since 1994, the Mexican government has allowed the peso to float freely against the U.S. dollar and since 1982 has not restricted the ability to convert pesos into foreign currencies.  The peso depreciated through the late 1990s, stabilized and strengthened in 2001 and depreciated significantly thereafter, due in large part to the worldwide economic slowdown and increased volatility in the foreign exchange markets.  In 2008 and 2009, the Mexican peso depreciated against the dollar on worries about the trouble in the global financial markets, though it has since recovered to a limited extent.  The Mexican Central Bank announced new foreign exchange intervention tools in October 2008 but suspended the use of these intervention tools by April 2010.  There can be no assurance that the peso will not depreciate significantly in the future, as it has in the past, or that the Mexican government will maintain its current foreign exchange policies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Mexico’s foreign currency reserves, the availability of sufficient foreign exchange on the date a payment is due, the size of Mexico’s debt service burden relative to the economy as a whole, Mexico’s policy towards the International Monetary Fund, and political constraints to which Mexico may be subject.

Indian rupee

The exchange rate between the Indian rupee and the U.S. dollar is primarily affected by the supply and demand for the relevant currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in India or elsewhere, and by macroeconomic factors and speculative actions.  During the past decade, the Indian government has pursued policies of economic liberalization and deregulation, but the government’s role in the economy has remained significant.  From 1993 to 2003, the Indian rupee depreciated, but an increase in foreign investment in India led to strengthening of the Indian rupee from 2003 to 2007. In 2008, the Indian rupee depreciated rapidly against the U.S. dollar, owing to the global dollar liquidity shortage, heavy withdrawals of portfolio investment from India and purchases of U.S. dollars by Indian banks to fund their overseas operations. The Indian rupee has since regained some of the value lost in 2008.

The Indian government allows the exchange rate to float freely, without a fixed target or band, but the Reserve Bank of India will intervene when it deems necessary to preserve stability.  It also has the ability to restrict the conversion of rupees into foreign currencies, and under certain circumstances investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India.  There are currently strict limits on foreign investment in bond markets.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include political pressure related to recent inflation and its effect on exporters, the extent of India’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of India’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which India may be subject.

South Korean won

The exchange rate between the South Korean won and the U.S. dollar is primarily affected by the supply and demand for the relevant currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in the Republic of Korea or elsewhere and by macroeconomic factors and speculative actions.  Prior to 1997, the South Korean government permitted exchange rates to float within a daily range of 2.25%.  In response to economic difficulties in 1997, the government expanded the range of permitted exchange rate fluctuations to 10%.  During the Asian financial crisis of 1997, the South Korean won lost roughly half of its value against the U.S. dollar and did not recover to pre-crisis levels until 2006.  In December 1997, the government eliminated the daily exchange rate band and the South Korean won now floats according to market forces.  The South Korean won is traded by offshore investors only on a non-deliverable basis.  Between 2008 and 2009, the South Korean won depreciated significantly against the U.S. dollar but has since recovered somewhat.  While the South Korean won is currently allowed to float freely, any existing or future restrictions on currency exchange in the Republic of Korea could affect the exchange rate between the South Korean won and the U.S. dollar.

Turkish lira

The exchange rate between the Turkish lira and the U.S. dollar is primarily affected by the supply and demand for the relevant currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Turkey or elsewhere, and by macroeconomic factors and speculative actions.  The Central Bank of Turkey has implemented a floating exchange rate regime, which has been in effect since February 2001.  In an attempt to address the severe depreciation in value of the Turkish lira due to a period of chronic inflation, the Turkish government replaced the Turkish lira with the new Turkish lira at a rate of 1,000,000 old lira to 1 new Turkish lira on January 1, 2005.  In addition, the Bank has from time to time intervened in the foreign exchange market by conducting foreign exchange purchase auctions and other forms of intervention, usually in cases of excess volatility in the floating exchange rate regime.  The government may impose other restrictions on the foreign exchange market, such as by restricting the ability to convert lira into foreign currencies.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the level of Turkey’s foreign debt, the extent of

Turkey’s foreign exchange reserves, regional hostilities, terrorist activities or social unrest, including unresolved issues in Turkey’s relations with Greece, the level of untaxed economic activities due to Turkey’s substantial unregistered economy and the ability of Turkey and other European countries to pay their sovereign debts as they become due.

Russian ruble

The exchange rate between the Russian ruble and the U.S. dollar is primarily affected by the supply and demand for the relevant currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Russia or elsewhere, and by macroeconomic factors and speculative actions.  Until 1998, the Central Bank of Russia maintained a currency band to limit fluctuations of the Russian ruble within a certain specified range.  In August 1998, the Russian ruble devalued significantly, forcing the Central Bank of Russia to abandon attempts to maintain the value of the ruble and in early September 1998, the Central Bank of Russia announced that it would allow the Russian ruble to float freely against the U.S. dollar.  Since 1998, the Central Bank of Russia has maintained a managed float of the Russian ruble against the U.S. dollar and continues to intervene in the currency to achieve its targeted exchange rates.  In February 2006, the Central Bank of Russia announced that the Russian ruble would be targeted against a new weighted currency basket consisting of the euro and U.S. dollar to decouple the Russian ruble from the U.S. dollar. In July 2006, Russia lifted all currency controls on the Russian ruble and the Russian ruble became fully convertible and freely tradeable.  The Russian ruble sharply depreciated against the U.S. dollar in 2008 and 2009 but has since recovered somewhat.  The Central Bank of Russia periodically intervenes by purchasing surplus U.S. dollar liquidity from both natural resource exports and the foreign exchange market when foreign exchange fluctuations are sharp.  There is an annual guideline in the Main Directions of Monetary Policy to which the Central Bank of Russia adheres.  Factors affecting any future intervention in the Russian ruble or changes in policy include foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Russia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Russia may be subject.

South African rand

The exchange rate between the South African rand and the U.S. dollar is primarily affected by the supply and demand for the relevant currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in South Africa or elsewhere, and by macroeconomic factors and speculative actions.  The South African Reserve Bank allows the rand to float freely against the U.S. dollar and does not have fixed exchange rate targets, although it intervenes in the market to achieve policy goals, such as attempting to limit inflation.  From 1996 to 1998, the South African rand was impacted by a currency crisis and depreciated significantly.  After expending large amounts of its currency reserves in 1998 to defend the South African rand, the South African Reserve Bank publicly stated that it would no longer try to protect any predetermined level of the South African rand over a sustained period.  In addition, the South African government abolished in 1995 the dual exchange rate system under which exchange controls were imposed upon both foreigners and residents, leaving in place exchange controls on the movement of capital by South African residents only, although some restrictions remain on capital outflows in connection with large foreign investments.  In 2011, the South African government eased exchange controls.  Any further abolition or reduction of exchange controls on capital movements by residents may impact on the South African rand, although the degree of such impact would depend on the precise policy parameters, in conjunction with prevailing market conditions.

Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the securities
Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the securities in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or any other currency.  Therefore, any significant changes or governmental actions with respect to any of the basket currencies or any other currency that result in a weakening of any of the long basket currencies relative to the U.S. dollar or the strengthening of any of the short basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the securities and the return on an investment in the securities.

The recent global financial crisis may heighten currency exchange risks
In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the value of the basket currencies relative to the U.S. dollar.  For example, the Russian Central Bank devalued the ruble several times at the end of 2008 in response to economic and market conditions, primarily significant decreases in the price of oil.  Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the securities and your return on your investment in the securities at maturity.  The basket of currencies has been volatile in recent periods and we can give no assurance that this volatility will not continue in the future.

Market price of the securities may be influenced by many unpredictable factors
Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  As noted above, we expect that the exchange rates for the basket currencies on any day will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include: (i) the volatility (frequency and magnitude of changes in value) of the exchange rates of the basket currencies; (ii) interest and yield rates in the markets for each of the basket currencies; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates; (iv) the time remaining to the maturity of the securities; and (v) any actual or anticipated changes in our credit ratings or credit spreads. Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, certain or all of the long basket currencies have weakened relative to the U.S. dollar and/or one or both of the euro and the Japanese yen have strengthened relative to the U.S. dollar, of if interest rates rise.

Investing in the securities is not equivalent to investing directly in the long basket currencies or shorting the short basket currencies
You may receive a lower payment at maturity than you would have received if you had invested directly in the long basket currencies and shorted the short basket currencies.  The basket performance is based on the currency performance for each basket currency, which is in turn based on the formula set forth above.  The currency performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

Even though currencies trade around the clock, the securities will not
The interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the basket currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the basket performance.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co. as a result of dealer discounts, mark-ups or other transaction costs.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, Morgan Stanley Capital Services LLC, which we refer to as MSCS, will determine the initial exchange rate and the final exchange rate for each basket currency, the currency performance values and the basket performance, and will calculate the amount you will receive at maturity.  Any of these determinations made by MSCS in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of any basket currency’s exchange rate, may adversely affect the payout to you at maturity.

The securities will not be listed on any securities exchange and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Hedging and trading activity by our subsidiaries could adversely affect the value of the securities
One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  Some of our subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could adversely affect the value of one or more of the basket currencies relative to the U.S. dollar on the pricing date and, as a result, could affect the values relative to the U.S. dollar that such basket currencies must attain on the valuation date so that investors do not suffer a loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the exchange rates of one or more of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the securities
The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the securities.

The U.S. federal income tax consequences of an investment in the securities are uncertain
Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, under current law, we intend to treat each security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Assuming this characterization is respected and because the payment on the securities is linked to a basket of foreign currencies, it is likely that the securities will be subject to Section 988 of the Internal Revenue Code of 1986, as amended.  In that case, subject to election discussed in the next sentence, any gain or loss recognized by the U.S. Holder will be ordinary income or loss.  While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts and option contracts linked to one or more foreign currencies as capital gain or loss, it is unclear whether the election is available for the securities.

The Internal Revenue Service (the “IRS”) could assert that the securities should be treated as debt instruments, whereupon the timing and character of income might differ significantly.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the section entitled “United States Federal Taxation” in this pricing supplement.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts”

and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Please read carefully the section of this pricing supplement called “United States Federal Taxation” concerning the U.S. federal income tax consequences of an investment in the securities.  Both U.S. and non-U.S. investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Securities” refers to each $1,000 stated principal amount of the Currency-Linked Jump Securities due April     , 2013, Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	March , 2012

Original Issue Date (Settlement Date)	April , 2012 (three business days after the pricing date).

Maturity Date	April , 2013

Valuation Date
April     , 2013.  If such date is not a Currency Business Day with respect to any Basket Currency, the Valuation Date solely with respect to such Basket Currency will be the immediately preceding Currency Business Day with respect to such Basket Currency.

Issue Price	$1,000 per Security (100%)

Stated Principal Amount	$1,000 per Security

Denominations	$1,000 and integral multiples of $1,000 thereafter

Minimum Purchase Amount	1 Security ($1,000)

CUSIP Number	617482SJ4

ISIN Number	US617482SJ49

Interest Rate	None

Basket	The following table sets forth the Long Basket Currencies and the Initial Exchange Rate and the Basket Weighting for each:
Long Basket Currency	Reference Source	Initial Exchange Rate	Basket Weighting
Brazilian real (“BRL”)	Reuters: BRFR (ask)		14.2857%
Mexican peso (“MXN”)	Bloomberg: WMCO1 (mid)		14.2857%
Indian rupee (“INR”)	Reuters: RBIB		14.2857%
South Korea won (“KRW”)	Reuters: KFTC18		14.2857%
Turkish lira (“TRY”)	Bloomberg: WMCO1 (mid)		14.2857%
Russian ruble (“RUB”)	Reuters: EMTA		14.2857%
South African rand (“ZAR”)	Bloomberg: WMCO1 (mid)		14.2857%

The following table sets forth the Short Basket Currencies and the Initial Exchange Rate and the Basket Weighting for each:

Short Basket Currency	Reference Source	Initial Exchange Rate	Basket Weighting
Euro (“EUR”)	Bloomberg: WMCO1 (mid)		-33.3333%
Japanese yen (“JPY”)	Bloomberg: WMCO1 (mid)		-33.3333%
U.S. dollar (“USD”)	N/A		-33.3333%

Basket Currency	Basket Currency means any Long Basket Currency or Short Basket Currency.

Payment at Maturity	At maturity, upon delivery of the Securities to the Trustee, we will pay with respect to the $1,000 Stated Principal Amount of each Security an amount in cash equal to:

(i)
if the Basket Performance is equal to or greater than zero, the Stated Principal Amount of $1,000 plus the greater of the (a) the Fixed Upside Payment and (b) the Leveraged Upside Payment, subject to the Maximum Payment at Maturity, or

(ii)	if the Basket Performance is negative, (a) $1,000 times (b) one plus the Basket Performance.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered, if any, with respect to the $1,000 Stated Principal Amount of each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due, if any, with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Description of Securities—Book Entry Note or Certificated Note” below, and see “The Depositary” in the accompanying prospectus supplement.

Fixed Upside Payment	$150 per Security (15% of the Stated Principal Amount).

Leveraged Upside Payment	$1,000 times the Basket Performance times the Leverage Factor

Maximum Payment at Maturity	$1,500

Leverage Factor	2

Basket Performance	The Basket Performance will equal the sum of the Currency Performance Value of each Basket Currency, subject to the Minimum Basket Performance.

Minimum Basket Performance	-100%

Currency Performance Value
For each Basket Currency, (i) the Currency Performance of such Basket Currency as determined on the Valuation Date by the Calculation Agent multiplied by (ii) the Basket Weighting for such Basket Currency.

Currency Performance
With respect to each Basket Currency other than the euro, one minus a fraction, the numerator of which will be the Final Exchange Rate of such Basket Currency and the denominator of which will be the Initial Exchange Rate of such Basket Currency, as described by the following formula and determined by the Calculation Agent on the Valuation Date:

1 –	Final Exchange Rate
Initial Exchange Rate

With respect to the euro, one minus a fraction, the numerator of which will be the Initial Exchange Rate of the euro and the denominator of which will be the Final Exchange Rate of the euro, as described by the following formula and determined by the Calculation Agent on the Valuation Date:

1 –	Initial Exchange Rate
Final Exchange Rate

Initial Exchange Rate
For each Basket Currency, the Exchange Rate of such Basket Currency on the Pricing Date as specified under “––Basket––Initial Exchange Rate” above. If the Pricing Date is not a Currency Business Day with respect to any Basket Currency, the Initial Exchange Rate with respect to such Basket Currency will be the Exchange Rate on the immediately preceding Currency Business Day with respect to such Basket Currency.

Final Exchange Rate	For each Basket Currency, the Exchange Rate of such Basket Currency on the Valuation Date as determined by the Calculation Agent.

Reference Source
The display page so designated on the Reuters Monitor Money Rates Service (“Reuters”) or the Bloomberg Financial Markets (“Bloomberg”), as noted under “—Description of Securities—Basket––Reference Source” above, or any other display page that may replace that display page on Reuters or Bloomberg and any successor service thereto.

Exchange Rate	Exchange Rate means, on any Currency Business Day for each Basket Currency, as determined by the Calculation Agent,

(a) with respect to the Brazilian real, the Mexican peso, the Indian rupee, the South Korea won, the Turkish lira, the Russian ruble, the South African rand and the Japanese yen, the rate for conversion of such Basket Currency into U.S. dollars (expressed as the number of units of such Basket Currency per one U.S. dollar) as determined by reference to the rate displayed on the applicable Reference Source for such Basket Currency on such Currency Business Day;

(b) with respect to the euro, the rate for conversion of U.S. dollars into euro (expressed as the number of U.S. dollars per one unit of such Basket Currency) as determined by reference to the rate displayed on the applicable Reference Source for the euro on such Currency Business Day; and

(c) with respect to the U.S. dollar, the number one.

provided that with respect to Mexican peso, the Turkish lira, the South African rand, the euro and the Japanese yen, if (i) no such rate is displayed on the applicable Reference Source for such day for such Basket Currency or (ii) the Calculation Agent determines in good faith that the rate so displayed on the applicable Reference Source is manifestly incorrect, the Exchange Rate will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such Basket Currency into U.S. dollars (or vice-versa for the euro) determined by at least five independent leading dealers, selected by the Calculation Agent (the “reference dealers”), in the underlying market for such Basket Currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of such Basket Currency into U.S. dollars (or vice-versa for the euro) determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the Exchange Rate for such Basket Currency shall be the rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent, and provided that with respect to the Brazilian real, the Indian rupee, the South Korean won and the Russian ruble, if (i) no such rate is displayed on the applicable Reference Source for such day for such Basket Currency, (ii) such day is an unscheduled holiday with respect to any such Basket Currency, or (iii) the Calculation Agent determines in good faith that the rate so displayed on the applicable Reference Source is manifestly incorrect, the Exchange Rate for such Basket Currency will equal the arithmetic mean, as determined by the Calculation Agent, of the firm quotes of exchange rates for conversion of such underlying currency into U.S. dollars determined by the reference dealers in the underlying market for such Basket Currency taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers; provided further that if (i) the difference between the highest and lowest exchange rates for conversion of any such Basket Currency determined by the reference dealers on such date pursuant to the previous clause of this sentence is greater than 1% or (ii) the Calculation Agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the Exchange Rate for such Basket Currency shall be the Exchange Rate as determined by the Calculation Agent in good faith on such day taking into account any information deemed relevant by the Calculation Agent; provided yet further that, with respect to BRL, if a price materiality event occurs, the Exchange Rate for BRL shall be the rate as determined in the definition of “price materiality event” below.

Quotes of Morgan Stanley & Co. LLC (“MS & Co.”) or the Calculation Agent or any of their affiliates may be included in the calculation of the mean described above, but only to the extent that any such bid is the highest of the quotes obtained.

If any Basket Currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued such Basket Currency after the Pricing Date and prior to the Valuation Date, the Calculation Agent, in its sole discretion, will determine the Final Exchange Rate of such Basket Currency (or make such adjustment to the Initial Exchange Rate of such Basket Currency) on the Valuation Date, in accordance with legal requirements and market practice.

Unscheduled Holiday
With respect to any of the Brazilian real, the Indian rupee, the South Korean won and the Russian ruble, a day that is not a Currency Business Day with respect to any such Basket Currency and the market was not made aware of such fact (by means of a public announcement or by reference to other publicly announced information) until a time later than 9:00 a.m. local time in the principal financial center(s) of any such Basket Currency on the date that is two Business Days prior to the Valuation Date for such Basket Currency.

Currency Business Day
With respect to the Brazilian real, the Mexican peso, the Indian rupee, the South Korea won, the Turkish lira, the Russian ruble and the South African rand, “Currency Business Day” means any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur:

(a) in (x) Sao Paulo, Brazil, Rio de Janeiro, Brazil, or Brasilia, Brazil and (y) New York City with respect to the Brazilian real;

(b) in New York City with respect to the Mexican peso;

(c) in Mumbai, India with respect to the Indian rupee;

(d) in Seoul, Republic of Korea with respect to the South Korean won;

(e) in London, England with respect to the Turkish lira;

(f) in (x) Moscow, Russia and (y) New York City with respect to the Russian ruble; and

(g) in Johannesburg, South Africa with respect to the South African rand.

With respect to the euro and the Japanese yen, “Currency Business Day” means any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in London, England.

Price Materiality Event
Price Materiality Event means, with respect to the Brazilian real, that (i) the Exchange Rate as displayed on the applicable reference source for the Brazilian real has been, in the good faith belief of the Calculation Agent, inflated or deflated by government intervention and (ii) the difference between such rate and the arithmetic mean, as determined by the Calculation Agent, of the exchange rate for conversion of the Brazilian real into U.S. dollars determined by five reference dealers (“Brazilian reference dealers’ rate”), selected by the Calculation Agent in the underlying market for the Brazilian real, taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by the reference dealers, is more than 3%, then, in such case, the exchange rate for the Brazilian real on the Valuation Date will be the Brazilian reference dealers’ rate.  If such difference is less than 3%, then, in such case, the exchange rate for the Brazilian real will be determined as set forth in the definition of “Exchange Rate” above.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co.

Calculation Agent	Morgan Stanley Capital Services LLC (“MSCS”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, including with respect to the calculation of the Basket Performance as well as the Currency Performance and Currency Performance Values of each Basket Currency, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our subsidiary, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Exchange Rates, the Final Exchange Rates, the Basket Performance and the Payment at Maturity. MSCS is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable, if any, per Security upon any acceleration of the Securities (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash equal to the Payment at Maturity calculated as though the date of acceleration were the Valuation Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Historical Graph
The following graphs set forth the historical performances of the Basket relative to the U.S. dollar for the period from January 1, 2007 through March 5, 2012 and illustrates the effect of the offset and/or correlation among the Basket Currencies during such period.  The graph does not attempt to show your expected return on an investment in the Securities.  You cannot predict the future performance of any of the Basket Currencies or of the Basket as a whole, or whether the strengthening of any of the Basket Currencies relative to the U.S. dollar will be offset by the weakening of other Basket Currencies, based on their historical performance.

Historical Basket Performance
January 1, 2007 through March 5, 2012

Historical Information
The following graphs set forth the historical exchange rate performance of each Basket Currency (other than the U.S. dollar, of which the exchange rate relative to itself is always one) for the period from January 1, 2007 to March 5, 2012.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  In addition, the daily exchange rates published by Bloomberg Financial Markets may differ from the exchange rates as determined on the applicable Reference Source pursuant to “Exchange Rate” above.  The historical exchange rates of the Basket Currencies set forth below should not be taken as an indication of future performance.  We cannot give you any assurance that the Basket Performance will be positive so that you will receive at maturity an amount in excess of the Stated Principal Amount of the Securities.  If the Basket Performance is negative, you will receive at maturity an amount that is less than the Stated Principal Amount and could be zero.

Brazilian real
(expressed as units of BRL per USD)

Mexican peso
(expressed as units of MXN per USD)

Indian rupee
(expressed as units of INR per USD)

South Korean won
(expressed as units of KRW per USD)

Turkish lira
(expressed as units of TRY per USD)

Russian ruble
(expressed as units of RUB per USD)

South African rand
(expressed as units of ZAR per USD)

Euro
(expressed as units of USD per EUR)

Japanese yen
(expressed as units of JPY per USD)

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities.  The original issue price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in forwards and options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging. Such purchase activity could adversely affect the values of one or more Basket Currencies relative to the U.S. dollar on the Pricing Date, and, therefore, adversely affect the values relative to the U.S. dollar that such Basket Currencies must attain on the Valuation Date so that investors do not suffer a loss on their initial investments.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the Valuation Date, by purchasing and selling the Basket Currencies or forwards or options contracts on the Basket Currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging activities, including by selling any such currencies or instruments on the Valuation Date.  We cannot give any assurance that our hedging activities will not adversely affect the values of the Basket Currencies relative to the U.S. dollar and, therefore, adversely affect the values of the Basket Currencies relative to the U.S. dollar on the Valuation Date or the payment that you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement; provided the actual price to public and Agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Securities purchased by that investor as set forth below.

Issue price	Selling concession	Principal amount of securities for any single investor
$1,000.00	$17.50	<$1MM
$997.50	$15.00	≥$1MM and <$3MM
$996.25	$13.75	≥$3MM and <$5MM
$995.00	$12.50	≥$5MM

The Agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the Agent repurchases the securities distributed by such dealers.

The Agent may distribute the securities through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, a fixed sales commission of 1.75% for each Security they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or the Basket Currencies in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Description of Securities—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities  may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong. Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities  be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where the Securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities pursuant to an offer made under Section 275 except:

(1)    to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many plans, the Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of the Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

• purchase the Securities at their “issue price”; and

• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; or
• persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, we intend to treat each Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or individual resident of the United States;

•    a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities  prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.

Character of Gain or Loss.  Because the payment on the Securities is linked to a basket of foreign currencies, it is likely that the Securities will be subject to Section 988 of the Code. In that case, subject to the election discussed in the next sentence, any gain or loss recognized on the Securities generally will be treated as ordinary income or loss.  While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts and option contracts linked to one or more foreign currencies as capital gain or loss under Section 988(a)(1)(B) of the Code (the “Section 988 election”), it is unclear whether the Section 988 election is available for the Securities.  U.S. Holders should consult their tax advisers about the potential application of Section 988 and the Section 988 election.  In addition, if Section 988 applies to the Securities, a U.S. Holder might be subject to special reporting requirements that apply to foreign currency losses that exceed certain thresholds.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to treat the Securities as “contingent payment debt instruments” or “foreign currency contingent payment debt instruments” for U.S. federal income tax purposes.  If the IRS were successful in asserting that the Securities were either contingent payment debt instruments or foreign currency contingent payment debt instruments, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue into income original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.

Other alternative U.S. federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•    a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of a Security is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and
• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Non-U.S. Holders should note that because the characterization of the Securities is unclear, payments made to you with respect to the Securities may be subject to U.S. federal withholding tax unless the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S.

federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities” will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability.